Company  Contact:                         Investor  Relations:
International  Nursing Services, Inc.     Lippert/Heilshorn & Associates, Inc.
John  P.  Yeros                           Keith L. Lippert  (keith@lhai.com)
(303)  393-1515                           Sue  Yeoh  (sue@lhai.com)
                                          (212)  838-3777
                                          Bruce  Voss  (bruce@lhai.com)
                                          (310)  575-4848
FOR  IMMEDIATE  RELEASE

INTERNATIONAL  NURSING  SERVICES  CANCELS  PLANS  FOR  REVERSE  STOCK  SPLIT
-  Company  Changes  Name  and  Ticker  Symbol  -

DENVER  (February  9,  1998)  -  International Nursing Services, Inc. (NASDAQ:
NURS) today announced that the company's Board of Directors have decided not to effect a reverse stock split, as previously announced and approved by the company's stockholders. The company will, however, change its name to Medix Resources, Inc. and its NASDAQ ticker symbol to "MDIX," effective February 18, 1998.

John P. Yeros, chairman, stated, "After serious deliberation with major shareholders and market professionals, the company's Board of Directors have decided to forgo its plans to effect a reverse stock split. While the company's stock has traded below $1.00 per share for more than the past nine months, we believe that a reverse stock split is not in the best interest of our shareholders at this time. We have been working in close cooperation with representatives of the NASDAQ SmallCap Market to comply with their listing requirements. Our plans are to hold a shareholder meeting in May 1998 and revisit our options at that time. We look forward to reporting on our progress in the near future."

"The name change to Medix Resources represents an important step for the company as we seek to create unique market identification as a medical resources company in both the supplemental staffing and medical information management industries. The company's new name and ticker symbol also serve to reinforce the company's growth strategy and facilitate the expansion of our business throughout the United States," added Yeros.

International Nursing Services is a medical resources company with two synergistic lines of business. The company provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of healthcare and educational facilities. Through its wholly owned subsidiary, Cymedix Lynx Corporation, the company also offers Cymedix Lynx, a secure, patented medical communications product that makes use of the Internet. Using Cymedix Lynx, medical professionals can order, prescribe and access medical information from insurance companies and managed care organizations, as well as from any participating outpatient service provider such as a laboratory, radiology center, pharmacy or hospital. The company has offices in Denver, Houston and San Antonio, Tex., Emeryville and Ontario, Calif., and Yonkers and the Bronx, N.Y.
#      #      #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Reference is made to the Quarterly Report on form 10-QSB filed with the SEC on November 14, 1997.